NOTICE OF MEETING
       The Annual and Special General Meeting of the Shareholders of Agrium Inc. will be held in the Imperial Ballroom at the Hyatt Regency Calgary, 700 Centre Street S.E., Calgary, Alberta on Monday, May 9, 2005 at 11:00 a.m. (Calgary time) to:

1.	receive and consider our 2004 audited financial statements;

2.	elect directors;

3.	appoint auditors for 2005;

4.	consider a resolution reserving an additional 1,100,000 Common Shares for the granting of stock options and/or SARs under the Corporation’s Stock Option and Tandem SAR Plan; and

5.	transact such other business as may properly be brought before the Meeting or any adjournment.
      The Circular contains more information on these matters. Our 2004 audited financial statements are included in our Annual Report being mailed with the Circular.
      If you are unable to attend the Meeting, please date, sign and return the enclosed form of proxy. Forms of proxy must be returned to CIBC Mellon Trust Company at the address shown on the enclosed envelope not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or any adjournment.
      Only Shareholders of record at close of business on March 17, 2005 are entitled to vote at the Meeting or any adjournment.

Leslie O’Donoghue
Vice President, General Counsel
& Corporate Secretary
March 17, 2005.